COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES
         Consolidated Financial Statements
         December 31, 1997 and 1996
         (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Coast Savings Financial, Inc.:


We have audited the consolidated statement of financial condition of Coast Savings Financial, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coast Savings Financial, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.




January 21, 1998, except for note 19
   to the consolidated financial statements, which is as of February 12, 1998.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION


                                                                                                  December 31,
                                                                                           1997                1996
                                                                                                 (In thousands)
ASSETS

Cash and due from banks                                                                 $  142,811         $  138,861
Federal funds sold and other short term investments                                        135,729            198,795
Investment securities held to maturity (fair value of $48.3
     million and $36.0 million)                                                             48,127             35,833
Loans receivable, net                                                                    5,875,496          5,749,985
Loans receivable held for sale, at the lower of cost or fair value (fair value of $73.3 million and $109.6
     million)                                                                               71,148            106,122
Mortgage-backed securities held to maturity (fair value of
     $1.91 billion and $1.74 billion)                                                    1,898,230          1,731,268
Mortgage-backed securities available for sale, at fair
     value                                                                                 282,104            312,002
Real estate held for sale                                                                   43,174             41,259
Federal Home Loan Bank stock                                                               101,120             90,882
Land and depreciable assets                                                                 83,940             95,010
Interest receivable and other assets                                                       156,345            198,697
Goodwill                                                                                     5,182              6,238
                                                                                        $8,843,406         $8,704,952
LIABILITY AND STOCKHOLDERS' EQUITY

Deposits                                                                                 6,418,194          6,356,448
Federal Home Loan Bank advances                                                          1,321,500          1,104,200
Other borrowings                                                                           413,555            643,521
Other liabilities                                                                          115,836            115,508
Income taxes payable                                                                         7,830              4,747
Capital notes                                                                               56,248             55,997
                                                                                         8,333,163          8,280,421

Commitments and contingent liabilities

Stockholders' equity:
Serial preferred stock, without par value; 50,000,000
     shares authorized, none outstanding                                                         -                  -
Common stock, $.01 par value; 100,000,000 shares
     authorized, 19,420,931 and 18,584,717 shares issued and
     outstanding at December 31, 1997 and 1996, respectively                                   194                186
Additional paid-in capital                                                                 293,423            265,055
Unrealized gain on securities available for sale, net of
     taxes                                                                                   2,887              2,778
Retained earnings, substantially restricted                                                213,739            156,512
     Total stockholders' equity                                                            510,243            424,531
                                                                                        $8,843,406         $8,704,952


          See accompanying notes to consolidated financial statements.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                           Year Ended December 31,
                                                                                  1997             1996             1995
                                                                                   (In thousands except per share amounts)
Interest income:
     Loans receivable                                                         $  478,641        $  450,142       $  469,864
     Mortgage-backed securities ("MBS")                                          130,103           132,098          119,629
     Investment securities                                                        23,837            21,210           23,688
                                                                                 632,581           603,450          613,181
Interest expense:
     Deposits                                                                    294,095           285,764          280,895
     Borrowings                                                                  116,045           102,886          131,235
                                                                                 410,140           388,650          412,130

         Net interest income                                                     222,441           214,800          201,051
     Provision for loan losses                                                    25,000            70,000           40,000
         Net interest income after provision for loan
              losses                                                             197,441           144,800          161,051

Noninterest income:
     Loan servicing fees and charges                                              11,702            12,671           13,518
     Gain on sale of subsidiary                                                        -                 -            7,549
     Gain (loss) on sale of loans                                                    257              (304)             403
     Loss on sale of MBS                                                               -                 -             (287)
     Other                                                                        38,927            37,738           36,436
                                                                                  50,886            50,105           57,619
Noninterest expense:
     Compensation and benefits                                                    80,119            63,283           71,302
     Office occupancy, net                                                        37,626            42,524           40,633
     Federal deposit insurance premiums                                            5,884            16,818           17,333
     Other general and administrative expenses                                    37,232            35,976           32,454
         Total general and administrative expenses                               160,861           158,601          161,722
     SAIF special assessment                                                           -            41,978                -
     Real estate operations, net                                                   3,260             3,881            4,090
     Amortization of goodwill                                                      1,056             1,094            1,221
                                                                                 165,177           205,554          167,033

     Earnings (loss) before income tax                                            83,150           (10,649)          51,637
expense(benefit)
Income tax expense (benefit)                                                      25,923           (21,485)          18,835

     Net earnings                                                             $   57,227        $   10,836       $   32,802

Basic net earnings per share of common stock                                       $3.06             $ .58            $1.77

Diluted net earnings per share of common stock                                     $2.97             $ .57            $1.74


          See accompanying notes to consolidated financial statements.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                                  Unrealized
                                                                                 Gain (Loss)
                                                                                      on
                                                                                  Securities          Retained
                                      Serial                     Additional       Available           Earnings            Total
                                    Preferred       Common        Paid-in         For Sale,        (substantially     Stockholders'
                                      Stock         Stock         Capital        Net of Taxes         restricted)        Equity
                                                                             (In thousands)
Balance at December 31, 1994               --          185        263,161             (1,006)            112,874          375,214

Exercise of stock options                  --            1          1,857                 --                  --            1,858
Changes in unrealized gain
  on securities available
  for sale, net of taxes                   --           --             --              7,560                  --            7,560

Net earnings for the year 1995             --           --             --                 --              32,802           32,802

Balance at December 31, 1995               --          186        265,018              6,554             145,676          417,434

Exercise of stock options                  --           --             37                 --                  --               37
Changes in unrealized loss
  on securities available
  for sale, net of taxes                   --           --             --             (3,776)                 --           (3,776)

Net earnings for the year 1996             --           --             --                 --              10,836           10,836

Balance at December 31, 1996               --          186        265,055              2,778             156,512          424,531

Exercise of stock options                  --            8         28,368                 --                  --           28,376
Changes in unrealized loss
  on securities available
  for sale, net of taxes                   --           --             --                109                  --              109

Net earnings for the year 1997             --           --             --                 --              57,227           57,227

Balance at December 31, 1997           $   --         $194       $293,423             $2,887            $213,739         $510,243



          See accompanying notes to consolidated financial statements.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                   Year Ended December 31,
                                                                           1997               1996                1995
                                                                                         (in thousands)
Cash flows from operating activities:
Net earnings                                                            $    57,227       $    10,836        $   32,802
Adjustments to reconcile net earnings to net
    cash provided (used) by operating activities:
    Sale of loans held for sale                                              44,658           105,329            44,197
    Net decrease (increase) in accounts receivable                           25,118            (4,889)           71,651
    Provision for loan losses                                                25,000            70,000            40,000
    Deferred income tax expense (benefit)                                    24,397           (21,485)           18,835
    Principal repayments on loans held for sale                              21,325            19,473            14,562
    Net increase (decrease) in accounts payable                              14,391               128           (27,068)
    Depreciation and amortization                                            11,321            11,793            11,500
    Net decrease (increase) in interest receivable                            6,066             2,500            (7,179)
    Amortization of discounts and premiums, net                               3,029             3,554             5,146
    Amortization of goodwill                                                  1,056             1,094             1,221
    Net decrease in prepaid expenses                                            865               191               794
    Gain on sale of subsidiary                                                    -                 -            (7,549)
    Provision for losses on real estate held for sale                             -                 -               293
    Net present value gain on sale of loans and MBS                               -               (58)             (284)
    Net decrease in interest payable                                           (855)           (3,318)             (137)
    Net decrease in deferred income                                          (1,552)           (1,445)           (1,731)
    Federal Home Loan Bank stock dividends                                   (5,924)           (5,186)           (4,467)
    Loans originated for sale, net of refinances                           (126,061)         (150,151)         (146,024)
    Other                                                                   (42,481)           11,651            (8,022)
      Total adjustments                                                         353            39,171             5,738
      Net cash provided by operations                                        57,580            50,007            38,540

Cash flows from investing activities:
    Loans originated for investment, net of refinances                   (1,438,528)       (1,151,853)         (846,230)
    Repurchase of loans                                                     (14,544)          (19,927)          (18,937)
    Sale of loans receivable                                                174,662                 -                 -
    Principal repayments on loans                                           835,802           547,469           441,452
    Principal repayments on MBS held to maturity                            233,543           214,892           163,614
    Principal repayments on MBS available for sale                           29,100            37,216            29,169
    Sale of MBS available for sale                                                -                 -            35,335
    Net (increase) decrease in short-term investment
      securities                                                            (15,852)              827             9,411
    Purchase of long-term investment securities                             (15,500)           (4,206)             (193)
    Purchase of FHLB stock                                                   (4,358)                -            (2,450)
    Maturities and principal repayments on investment
      securities                                                             19,059            40,063                53
    Net increase in land and depreciable assets                                (181)          (13,596)          (16,129)
    Sale of real estate held for sale                                        30,109            41,708            47,317
    Proceeds from sale of subsidiary                                              -                 -           150,054
      Net cash used by investing activities                                (166,688)         (307,407)           (7,534)

Cash flows from financing activities:
    Net increase in deposits                                                131,772           232,976           303,733
    Deposits disposed of in branch sales, net                               (70,026)                -           (60,069)
    Net increase (decrease) in FHLB advances                                217,300           299,950          (150,200)
    Net decrease in short-term borrowings                                  (257,430)          (88,018)          (78,238)
    Common stock options exercised                                           28,376                37             1,858
      Net cash provided by financing activities                              49,992           444,945            17,084
        Net increase (decrease) in cash and cash
          equivalents                                                       (59,116)          187,545            48,090
Cash and cash equivalents at beginning of year                              337,656           150,111           102,021

Cash and cash equivalents at end of year                                $   278,540       $   337,656        $  150,111


Supplemental disclosures of cash flow information:
    Cash payments of interest                                           $   149,344       $   145,564        $  173,354
    Cash payments (refunds) of income taxes, net                              2,975             1,421              (496)


Supplemental schedule of noncash investing and financing activities:


                                                                                   Year Ended December 31,
                                                                           1997               1996                1995
                                                                                         (in thousands)
    Interest credited to depositors' accounts                           $   261,944       $   247,376        $  239,438
    Loans exchanged for MBS, net                                            394,886           145,165           654,238
    Additions to loans resulting from the sale of real
      estate acquired in settlement of loans                                 41,200            54,151            35,627
    Additions to real estate acquired in settlement of loans                 79,449           114,918            89,979
    Unrealized gain (loss) on securities available for sale,
      net of taxes                                                              109           (3,776)             7,560

          See accompanying notes to consolidated financial statements.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Presentation

     Coast Savings Financial, Inc., a Delaware corporation (the "Company"), was organized in 1988 and is the parent company of Coast Federal Bank, Federal Savings Bank ("Coast"). Substantially all of the Company's consolidated revenues are derived from the operations of Coast, and Coast represented substantially all of the Company's consolidated assets and liabilities at December 31, 1997.

     Coast's business is that of a financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make mortgage loans secured by residential real estate located in California. At December 31, 1997, Coast operated 91 retail banking offices in California. Coast is subject to significant competition from other financial institutions, and is also subject to regulation by certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     These consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition, and revenues and expenses for the periods reported in the statement of operations. Actual results could differ from those estimates.

     The majority-owned and controlled subsidiaries have been consolidated and all significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the financial statements for 1996 and 1995 to conform to the 1997 presentation.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents includes cash, amounts due from banks, certain short-term investments, certificates of deposit and federal funds sold. Federal funds are generally sold for one-day periods, and short-term investment securities and certificates of deposit have maturities of less than three months.

     Assets Held or Available for Sale

     The Company identifies those loans, MBS and investment securities for which at the time of origination or acquisition it does not have the positive intent and ability to hold to maturity. Securities that are to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of income taxes. Loans held for sale are carried at the lower of amortized historical cost or fair value. Assets

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES held for indefinite periods of time include assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors.

     Assets Held to Maturity

     Investment securities, loans and MBS, excluding those held or available for sale, are carried at amortized historical cost, adjusted for amortization of premiums and discounts utilizing the interest method over the contractual terms of the assets. The carrying value of these assets is not adjusted for temporary declines in market value since Coast intends and has the ability to hold them to their maturities. Declines in fair value of securities held to maturity or available for sale below amortized cost that are other than temporary would result in write-downs to fair value.

     Premiums and Discounts on Investment Securities, Loans and MBS

     Premiums and discounts on investment securities, loans and MBS purchased are amortized utilizing the interest method over the contractual terms of the assets.

     General Valuation Allowance

     Coast maintains a general valuation allowance ("GVA") to absorb future losses that may be realized on its loan-related assets and off-balance sheet items. The GVA is reviewed and adjusted quarterly based upon a number of factors, including economic trends, industry experience, industry and geographic concentrations, estimated collateral values, management's assessment of credit risk inherent in the portfolio, delinquency migration analysis, historical loss experience, ratio analysis, asset classifications, and Coast's underwriting practices. Economic conditions, especially those affecting real estate markets, may change, which could result in the need for an increased balance in the GVA in future periods. In addition, the Office of Thrift Supervision ("OTS"), as an integral part of its examination process, periodically reviews Coast's GVA and may require Coast to increase the amount of the GVA based on its judgment of the information available at the time of the examination. (See Notes 3 and 13 for additional information regarding the GVA.)

     Goodwill

     Goodwill is generally amortized at a constant rate based on the anticipated end-of-period remaining principal balance of long-lived interest-earning assets acquired in various savings and loan acquisitions.

     Loan Sales and Servicing

     Coast sells loans and participations in loans for cash proceeds equal to the market value of the loans and participations sold, with yield rates to the investors based upon current market rates. Gain or loss is recognized equal to the difference between the cash proceeds received and the carrying value of the loans and participations sold. In addition, gain or loss is recognized and a premium or discount is recorded at the time of sale based upon the present value

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES of the net amounts expected to be received or paid resulting primarily from the difference between the contractual interest rates received from the borrowers and the rates paid to the investors. The resulting premium or discount (the "Mortgage Servicing Rights") is capitalized and amortized utilizing the interest method.

     Coast's policy regarding the allocation of cost when a loan or part of a loan is sold is to allocate the recorded investment, based on relative fair values on the date that the loan was acquired, adjusted for principal repayments and other activity from the date of acquisition to the date of sale.

     Interest Income on Loans

     Interest income on loans is accrued as it is earned. Coast defers and amortizes both the loan origination fees and the incremental direct costs relating to loans originated. The deferred origination fees and costs are amortized into interest income utilizing the interest method over the lives of the related loans. Loans are placed on a nonaccrual status after being delinquent 90 days, or earlier if the ultimate collectibility of the accrual is in doubt. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received until the loan is reinstated. Accretion of discounts and amortization of net deferred loan origination fees are discontinued when loans are placed on nonaccrual status.

     Real Estate Held for Sale

     Real estate held for sale, which represents real estate acquired through foreclosure, is carried at the lower of cost or estimated fair value less costs of disposition. Income recognition resulting from the disposition of real estate is dependent upon the transaction having met certain criteria relating to the nature of the property sold and the terms of sale.

     Depreciation and Amortization

     Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the shorter of the estimated useful life of the assets or the terms of the respective leases.

     Fair Value of Financial Instruments

     Pursuant to the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"), the Company has included in the following Notes to Consolidated Financial Statements information about the fair values of Coast's financial instruments, whether or not such instruments are recognized in the accompanying consolidated statement of financial condition. In cases where quoted market prices are not available, fair values are estimated based upon discounted cash flows. Those techniques are significantly affected by the assumptions utilized, including the assumed discount rates and estimates of future cash flows. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale or other disposition of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES disclosure requirements. All components of accrued interest receivable and payable are presumed to have approximately equal book and fair values because the periods over which such amounts are realized are relatively short. As a result of the assumptions utilized, the aggregate fair value estimates presented herein do not necessarily represent the Company's aggregate underlying fair value.

     The fair values of investment securities and MBS are generally obtained from market bids for similar or identical securities, or are quotes from independent securities brokers or dealers.

     The fair values of loans are estimated for portfolio segments with similar characteristics (e.g. - single family, multifamily, commercial and other, and are further segmented into fixed and adjustable rate categories: London Interbank Offered Rate ("LIBOR"), COFI and Treasury indices). The fair values of performing loans are calculated using an option-based approach which values the prepayment options contained in the loans. Prepayment options introduce significant uncertainty into the timing of loan cash flows. When loan rates fall significantly, prepayments typically accelerate, forcing lenders to reinvest the proceeds of the prepayments at lower rates. An important aspect of valuing a loan, therefore, is determining the appropriate value of the option component of the loan. The fair values of significant nonperforming loans are based on recent appraisals, or if not available, on estimated cash flows, discounted using a rate commensurate with the risk associated with the specific properties. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined utilizing available market information and specific borrower information.

     The fair values of deposits are estimated based upon the type of deposit product. Demand and money market deposits are presumed to have equal book and fair values. The estimated fair values of time deposits are determined by discounting the cash flows of segments of deposits having similar maturities and rates, utilizing a yield curve that approximated the rates offered as of the reporting date. No value has been estimated for Coast's long term relationships with depositors (commonly known as the core deposit intangible) since such intangible asset is not a financial instrument pursuant to the definitions contained in SFAS 107.

     The fair values of borrowings are generally obtained from market bids for similar or identical financial instruments, or are quotes from independent securities brokers or dealers. When such information is not available, the fair values are determined by discounting the cash flows called for thereunder at rates available for similar instruments as of the reporting date.

     The fair values of off-balance sheet financial instruments are determined in several ways: (i) the value of interest rate cap contracts ("Caps") is determined by discounting the cash flows called for under the respective agreements at rates available as of the reporting date, (ii) the value of the letters of credit is determined by measuring the potential liability under the letters against the underlying security properties, (iii) the fair value of the potential liability associated with loans sold with recourse is based upon an estimate of the future losses likely to be realized under such recourse arrangements, and (iv) the fair values of commitments to extend credit and purchase assets are based on rates for similar transactions as of the reporting date.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

(2) CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD AND OTHER SHORT TERM INVESTMENTS AND INVESTMENT SECURITIES

     The carrying and fair values of cash and due from banks, federal funds sold and other short term investments and investment securities are shown in the following table at the dates indicated.


                                                                               December 31,
                                                                    1997                          1996
                                                           Carrying        Fair          Carrying        Fair
                                                             Value         Value           Value         Value
                                                                               (In thousands)
Cash and due from banks                                     $  142,811    $  142,811      $  138,861    $  138,861

Federal funds sold and other short
  term investments:
  Repurchase agreements                                     $   80,000    $   80,000      $  100,000     $ 100,000
  Federal funds sold                                            49,000        49,000          94,000        94,000
  Commercial paper                                               6,729         6,729           4,795         4,795
                                                               135,729       135,729         198,795       198,795

Investment securities:
  Held to maturity:
    Short term:
      Commercial paper, custodial                               26,454        26,454          24,567        24,567
      Repurchase agreements, custodial                             521           521           2,277         2,277
      Other marketable securities, custodial                    17,702        17,702             439           439
                                                                44,677        44,677          27,283        27,283

    Long term:
      Securities of states of the U.S. and
        political subdivisions thereof                           3,450         3,591           3,512         3,656
      United States agency securities                               --            --           3,998         4,001
      Other marketable securities                                   --            --           1,040         1,040
                                                                 3,450         3,591           8,550         8,697
                                                                48,127        48,268          35,833        35,980

                                                            $  183,856    $  183,997      $  234,628    $  234,775

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

     Repurchase agreements totaled $80.0 million (with a weighted average yield of 7.31%) and $100.0 million (with a weighted average yield of 6.68%) at December 31, 1997 and 1996, respectively. Average balances of repurchase agreements were $148.4 million and $91.2 million during the years ended December 31, 1997 and 1996, respectively, and the maximum amount owned at any month end during such periods was $160.0 million and $160.0 million, respectively. During the term of the repurchase agreements the underlying securities were not under Coast's control, but rather, the control of a primary securities dealer.

     At December 31, 1997 and 1996, there were gross unrealized gains of $141,000 and $147,000, respectively, and no gross unrealized losses at either date.

     The following table summarizes cash and cash equivalents, as reported in the accompanying Consolidated Statement of Cash Flows, as of the dates indicated.


                                                   December 31,
                                     1997               1996             1995
                                                   (In Thousands

Cash and due from banks            $142,811           $138,861         $119,717
Repurchase agreements                80,000            100,000                -
Federal funds sold                   49,000             94,000           28,000
Commercial paper                      6,729              4,795            2,394

                                   $278,540           $337,656         $150,111


     The amounts included above in cash and cash equivalents and qualifying investment securities generally constitute Coast's liquidity portfolio. Coast maintains liquidity to satisfy regulatory requirements which mandate that Coast maintain minimum average balances of liquid assets to fund normal operational requirements. The liquidity portfolio is managed in a manner intended to maximize flexibility and yield, while minimizing interest rate risk, credit risk and the cost of the capital required to be maintained for such assets.

     There were no sales of investment securities during 1997, 1996 or 1995.

     The following is a summary of the contractual terms to maturity of long-term investment securities as of December 31, 1997. The fair values of the securities listed below are approximately equal to their carrying values.



                                                           AFTER 1      AFTER 5
                                                 WITHIN    THROUGH    THROUGH 10      AFTER 10
                                                 1 YEAR    5 YEARS       YEARS          YEARS           TOTAL
                                                                         (In millions)
Securities of states of the U.S.
 and political subdivisions thereof               $  -       $  -         $  -           $3.5            $3.5

     The combined weighted average yield on federal funds sold, other short term investments and investment securities was 6.11% and 6.15% at December 31, 1997

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES
and 1996, respectively. At December 31, 1997 and 1996, Coast had accrued interest receivable on these investment securities totaling $41,000 and $118,000, respectively, which is included in interest receivable and other assets in the accompanying consolidated statement of financial condition.

     Coast, as a member institution of the Federal Home Loan Bank ("FHLB") of San Francisco, is required to own capital stock in the FHLB of San Francisco based generally upon Coast's balance of residential mortgage loans and the combination of FHLB advances and letters of credit. At December 31, 1997, Coast owned $101.1 million of FHLB stock, $17.4 million in excess of the minimum requirement. At December 31, 1996, Coast owned $90.9 million of FHLB stock, $11.3 million in excess of the minimum requirement. The yield on FHLB stock was 5.88% and 6.45% at December 31, 1997 and 1996, respectively.

     Interest income on investment securities includes the following for the periods indicated.


                                                   Year Ended December 31,
                                             1997          1996         1995
                                                      (In thousands)
Federal funds sold                          $ 6,954       $ 2,639      $ 4,399
Short-term investment securities             10,367        10,677       11,966
Long-term investment securities                 592         2,708        2,856
FHLB stock                                    5,924         5,186        4,467

                                            $23,837       $21,210      $23,688

(3)  LOANS RECEIVABLE

     The following is a summary of loans receivable at the dates indicated.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

                                                              December 31,
                                                        1997            1996
                                                             (In thousands)

Held for investment:
   Real estate:
      Residential:
         One to four units ("single family")          $4,476,652     $3,907,131
         Five or more units ("multifamily")            1,031,532      1,219,940
                                                       5,508,184      5,127,071
   Commercial                                            406,820        670,847
                                                       5,915,004      5,797,918
Commercial business                                        3,146          3,098
Secured by deposits                                        6,674          6,838
Overdraft lines of credit                                 18,134         18,118
                                                       5,942,958      5,825,972
Deferred loan origination fees and costs, net             18,092         11,185
Other unamortized net discounts                          (1,554)        (3,172)
GVA                                                     (84,000)       (84,000)
                                                       5,875,496      5,749,985
Held for sale                                             71,148        106,122

                                                      $5,946,644     $5,856,107

     The combined contractual weighted average interest rate of loans receivable was 7.93% and 7.96% at December 31, 1997 and 1996, respectively.

     At December 31, 1997 and 1996, Coast had accrued interest receivable on loans receivable of $33.0 million and $33.1 million, respectively, which is included in interest receivable and other assets in the accompanying consolidated statement of financial condition.

     At December 31, 1997 and 1996, Coast had approved commitments to originate loans totaling $216.5 million and $104.2 million, respectively, substantially all of which were for adjustable rate single family residential loans. Coast had $1.9 million of commitments to sell loans at December 31, 1997, and had $1.9 million of commitments to sell loans at December 31, 1996.

     On September 30, 1995, Coast terminated its asset-based lending activity through the sale of its former subsidiary, CBCC. At the date of sale, CBCC had a loan portfolio of $135.8 million. The consolidated statement of operations for the year ended December 31, 1995, includes a pretax gain of $7.5 million resulting from the sale of CBCC.

     See Note 8 for a summary of loans and other assets which were pledged as security for borrowings.

     The following table presents carrying and fair values of loans receivable at the dates indicated.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES


                                                                               December 31,
                                                                    1997                          1996
                                                           Carrying        Fair          Carrying        Fair
                                                             Value         Value           Value         Value
                                                                               (In thousands)
Held for investment:
  Real estate:
    Residential:
      Single family - adjustable rates                     $ 4,429,430   $ 4,410,082     $ 3,831,230   $ 3,863,027
      Single family - fixed rates                               66,777        69,544          82,208        84,115
                                                             4,496,207     4,479,626       3,913,438     3,947,142
      Multifamily - adjustable rates                         1,020,362     1,034,557       1,184,062     1,170,724
      Multifamily - fixed rates                                  9,388        11,676          37,240        35,789
                                                             1,029,750     1,046,233       1,221,302     1,206,513
                                                             5,525,957     5,525,859       5,134,740     5,153,655
    Commercial:
      Adjustable rates                                         389,807       394,108         636,570       613,579
      Fixed rates                                               15,778        19,792          34,621        34,779
                                                               405,585       413,900         671,191       648,358
                                                             5,931,542     5,939,759       5,805,931     5,802,013
  Commercial business                                            3,146         3,293           3,098         3,217
  Secured by deposits                                            6,674         6,680           6,838         6,884
  Overdraft lines of credit                                     18,134        18,077          18,118        18,875
                                                             5,959,496     5,967,809       5,833,985     5,830,989
Held for sale                                                   71,148        73,307         106,122       109,566
                                                             6,030,644     6,041,116       5,940,107     5,940,555
GVA                                                           (84,000)            --        (84,000)            --

                                                           $ 5,946,644   $ 6,041,116     $ 5,856,107   $ 5,940,555

     The following table presents nonaccrual loans included in loans receivable at the dates indicated.


                                         December 31,
                                   1997               1996
                                        (In thousands)

Nonaccrual loans:
  Single family                  $45,363            $56,740
  Multifamily                      8,794             19,295
  Commercial and other             1,922              6,769

                                 $56,079            $82,804

     If nonaccrual loans at December 31, 1997, had been interestearning throughout the year, interest income of $3.7 million would have been earned on these loans at their respective contractual rates. For the year ended December 31, 1997, actual interest earned on such loans was $1.6 million.

     The table shown below reflects the changes in the GVA attributable to loan-related assets for the periods indicated. See also the GVA attributable to off-balance sheet items described in Note 13.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

                                            Residential    Commercial Real
                                            Real Estate    Estate Mortgage
                                              Mortgage        and Other        Total
                                                          (In millions)

Balance at December 31, 1994                       $49                $28        $77

Additions charged to operations                     40                 --         40
Recoveries                                           1                  1          2
Losses charged                                     (38)                (4)       (42)
Sale of subsidiary                                  --                 (3)        (3)
Reallocation to off-balance sheet items             (4)                (5)        (9)

Balance at December 31, 1995                        48                 17         65
Additions charged to operations                     51                  8         59
Recoveries                                           8                 --          8
Losses charged                                     (43)                (5)       (48)

Balance at December 31, 1996                        64                 20         84
Additions charged to operations                     18                  7         25
Recoveries                                           7                 --          7
Losses charged                                     (25)                (7)       (32)

Balance at December 31, 1997                       $64                $20        $84


     A loan is impaired when, based on current information and events, management believes it will be unable to collect all amounts contractually due under a loan agreement. Loans are evaluated for impairment as part of Coast's normal internal asset review process. When a loan is determined to be impaired, a valuation allowance is established based upon the difference between Coast's investment in the loan and the fair value of the collateral securing the loan. Coast's impaired loans totaled $94.0 million and $116.2 million at December 31, 1997 and 1996, respectively, and for the years ended December 31, 1997, 1996 and 1995, the average investment in impaired loans was $109.5 million, $135.5 million and $109.9 million, respectively, and for the years then ended, interest income on such loans totaled $6.3 million, $7.3 million and $8.8 million, respectively. Interest income on impaired loans which are performing is generally recognized on the accrual basis. As of December 31, 1997 and 1996, nonaccrual loans included $13.0 million and $42.0 million, respectively, of impaired loans.

     Impaired loans at December 31, 1997, included $76.7 million of loans for which valuation allowances of $11.6 million had been established and $28.9 million of loans for which no allowance was considered necessary. At December 31, 1996, Coast had $93.9 million of impaired loans for which valuation allowances of $16.3 million had been established and $38.6 million of such loans for which no allowance was considered necessary. All such provisions for losses and any related recoveries are recorded as part of the allowance for loan losses. Coast had no and $1.2 million recoveries of previously established allowances on impaired loans during the years ended December 31, 1997 and 1996, respectively.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

Coast evaluates large groups of smaller-balance homogeneous loans collectively for impairment.

     Coast has  reached  agreements  with  certain  borrowers  that  provide for restructuring existing loans secured by income-producing properties. Restructurings are generally in the form of interest rate adjustments, extensions of maturities or deferred payments of principal or interest. Restructured loans totaled $29.9 million and $30.2 million at December 31, 1997 and 1996, respectively. The restructured loans had effective yields of 8.00% at both December 31, 1997 and 1996. The loans identified as restructured loans at December 31, 1997, represent loans that were modified prior to the Company's implementation of SFAS 114 in 1995 and which are performing in accordance with their modified terms. Coast accounts for such loans under the provisions of SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings, as permitted under SFAS 114. For the years ended December 31, 1997 and 1996, $2.4 million and $2.4 million, respectively, was earned on restructured loans and is included in interest income on loans in the accompanying consolidated statement of operations. Interest income on these loans for the years ended December 31, 1997 and 1996, would have totaled $3.1 million and $3.2 million, respectively, under their original terms. At December 31, 1997, Coast had no commitments to lend additional funds to these borrowers.

     Approximately 98% of Coast's loans are secured by properties located in California and the performance of its loan portfolio can be significantly impacted by economic conditions and trends in the state.

(4)  MORTGAGE-BACKED SECURITIES ("MBS")

     The amortized cost and fair values of MBS are shown in the following tables at the dates indicated.


                                                    Amortized     Unrealized      Unrealized         Fair
                                                       Cost         Gains           Losses           Value
                                                                         (In thousands)
DECEMBER 31, 1997
Held to maturity:
   Adjustable rate:
     MBS issued by Coast                             $  668,802       $ 1,532       $    (324)     $  670,010
     FNMA securities                                    772,420        19,503                -        791,923
     FHLMC securities                                   395,878         5,878          (1,732)        400,024
     Issued by other financial institutions              36,115             -            (725)         35,390
                                                      1,873,215        26,913          (2,781)      1,897,347

   Fixed rate:
     FMNA securities                                     24,986           132            (211)         24,907
     Other securities                                        29             -              (1)             28
                                                         25,015           132            (212)         24,935
                                                     $1,898,230       $27,045       $  (2,993)     $1,922,282

Available for sale:
   Adjustable rate:
     FNMA securities                                 $  141,574       $ 2,138       $     (10)     $  143,702
     FHLMC securities                                   136,785         1,642             (25)        138,402
                                                     $  278,359       $ 3,780       $     (35)     $  282,104

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

                                                    Amortized     Unrealized      Unrealized         Fair
                                                       Cost         Gains           Losses           Value
                                                                         (In thousands)
DECEMBER 31, 1996
Held to maturity:
   Adjustable rate:
     MBS issued by Coast                             $  774,612       $ 3,120       $ (10,256)     $  767,476
     FNMA securities                                    639,171        12,134                -        651,305
     FHLMC securities                                   246,558         5,077                -        251,635
     Issued by other financial institutions              39,779             -            (611)         39,168
                                                     $1,700,120        20,331         (10,867)      1,709,584

   Fixed rate:
     FNMA securities                                     31,111           135            (791)         30,455
     Other securities                                        37             -              (1)             36
                                                         31,148           135            (792)         30,491
                                                     $1,731,268       $20,466        $(11,659)     $1,740,075

Available for sale:
   Adjustable rate:
     FNMA securities                                 $  153,919       $ 2,783        $     (5)     $  156,697
     FHLMC securities                                   154,542           850             (87)        155,305
                                                     $  308,461       $ 3,633        $    (92)     $  312,002

     As of December 31, 1997, $2.18 billion of Coast's MBS included in the table above have contractual terms to maturity of more than ten years, $372 thousand have contractual maturities of from five to ten years, $5 thousand have contractual maturities of one to five years and $150 thousand have contractual maturities of less than one year. Included in mortgage-backed securities at December 31, 1997, are $986.9 million of mortgage-backed securities for which Coast has substantially all the credit risk. This credit risk is substantially the same as that of loans and is considered in Coast's determination of its general valuation allowance.

     The combined contractual weighted average interest rate of MBS was 6.43% and 6.42% at December 31, 1997 and 1996, respectively.

     At December 31, 1997 and 1996, Coast had accrued interest receivable on MBS of $13.6 million and $13.2 million, respectively, which is included in interest receivable and other assets in the accompanying consolidated statement of financial condition.

     At December 31, 1997 and 1996, Coast had no commitments to sell MBS. Principal proceeds from sales of MBS available for sale were none, none and $35.3 million during 1997, 1996 and 1995, respectively.

     See Note 8 for a summary of MBS and other assets which were pledged as security for borrowings and Note 13 for a discussion of MBS which were pledged as security for certain letters of credit issued by Coast.

(5)  REAL ESTATE HELD FOR SALE

     Real estate held for sale, which represents real estate acquired through foreclosure, totaled $43.2 million and $41.3 million at December 31, 1997 and 1996, respectively.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

         The components of real estate operations, net are presented in the following table for each of the periods indicated.


                                                                                 Year Ended December 31,
                                                                          1997           1996           1995
                                                                                     (In thousands)
Net expense from operations of foreclosed
    real estate owned                                                      $1,482        $3,158        $3,564
Write downs and provisions for estimated losses                             1,778           723           526
                                                                           $3,260        $3,881        $4,090

(6)  LAND AND DEPRECIABLE ASSETS AND LEASE COMMITMENTS

     The following is a summary of land and depreciable assets at the dates indicated.


                                                            December 31,
                                                       1997             1996
                                                           (In thousands)

Furniture, fixtures, equipment and automobiles        $ 49,592        $ 71,885
Leasehold improvements                                  27,302          42,559
Buildings, parking lots and building improvements       37,223          35,562
Land                                                    17,534          16,711
Construction in progress                                   896           1,515
                                                       132,547         168,232
Accumulated depreciation                               (48,607)        (73,222)


                                                      $ 83,940        $ 95,010

     Depreciation expense totaled $11.3 million, $11.8 million and $11.5 million for the years ended December 31, 1997, 1996 and 1995, respectively, and is included in office occupancy, net in the accompanying consolidated statement of operations.

     Coast leases certain property and equipment under operating leases which expire in various years. All leases expire by the year 2033.

     Certain of these leases contain renewal options and require Coast to pay property taxes and insurance. Lease expense for office facilities and equipment amounted to $17.1 million, $19.2 million and $19.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     The total annual minimum lease commitment under non-cancelable operating leases at December 31, 1997, including estimated increases due to rising levels of the Consumer Price Index for leases contractually tied thereto, was as follows for the periods indicated.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

                                                        Amount
                                                        ------
                                                    (In thousands)
          Year Ending December 31,

               1998                                     $14,412
               1999                                      15,516
               2000                                      15,350
               2001                                      10,365
               2002                                       7,754
               Thereafter                               $32,236
                                                        -------
                                                        $95,633
                                                        =======

(7)  DEPOSITS

     Deposit balances by type of account are summarized in the following table as of the dates indicated.


                                                 Weighted average
                                                 Interest rate at
                                                 December 31, 1997                1997               1996
Checking and other demand deposits                     1.49%                     $919,873          $782,416
Money market deposits                                  2.86                       635,040           621,410
Time deposits:
    One to 31 months                                   2.47                         2,092             2,842
    32 days to six months                              5.07                       844,376           110,863
    Over six months to one year                        5.24                     3,342,151         3,943,860
    Over one year to two years                         5.52                       488,856           554,658
    Over two years                                     6.32                       185,806           324,399
    Housing bond certificates of deposit                 -                              -            16,000
                                                                               $6,418,194        $6,356,448


     The combined weighted average interest rate of deposits at December 31, 1997 and 1996 was 4.50% and 4.59%, respectively.

     Broker-originated deposits totaled $1.5 million and $30.6 million at December 31, 1997 and 1996, respectively.

     At December 31, 1997 and 1996, Coast had accrued interest payable on deposits of $.5 million and $1.5 million, respectively, which is included in other liabilities in the accompanying consolidated statement of financial condition.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

     The following table sets forth the amounts of deposits with balances greater than or equal to $100,000 by remaining term to maturity as of December 31, 1997.


          Remaining Term to Maturity (in months)                  Amount
                                                              (In thousands)

          Three or less                                       $  1,211,483
          Over twelve                                               17,655
                                                              $  1,229,138

     Deposits at December 31, 1997 mature as indicated in the following table.


                                                                   Amount
                                                               (In thousands)

          Immediately withdrawable                             $  1,554,913
          Year Ending December 31,
              1998                                                4,712,112
              1999                                                   77,608
              2000                                                   22,588
              2001                                                   13,526
              2002                                                   29,725
              Thereafter                                              7,722
                                                               $  6,418,194

     Interest expense by type of deposit account is summarized in the following table for the periods indicated.


                                              Year Ended December 31,
                                        1997        1996        1995
                                                 (In thousands)

Checking and other demand deposits   $ 12,763     $  9,720    $  5,694
Money market deposits                  16,731       17,211      18,250
Time deposits                         265,147      259,453     257,820
Early withdrawal penalties               (546)        (620)       (869)
                                     $294,095     $285,764    $280,895

     Coast receives a variety of fees from customers for providing various services including fees on checking accounts, fees for returned items, and fees for various other services. Fee income from these sources totaled $20.7 million, $19.0 million and $14.2 million for the years ended December 31, 1997, 1996 and 1995, respectively, and is included in other noninterest income in the accompanying Consolidated Statement of Operations.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

     The following table presents the carrying and fair values of deposits as of December 31, 1997.

                                      Carrying
                                        Value            Fair Value
                                        (In thousands)

     Demand deposits                $   919,873       $   919,873
     Money market deposits              635,040           635,040
     Time deposits                    4,863,281         4,870,013
                                    $ 6,418,194       $ 6,424,926

(8)  BORROWINGS

     A summary of FHLB advances and other borrowings follows.


                                                December 31, 1997                             December 31, 1996
                                 Carrying     Fair     Weighted      Range      Carrying      Fair     Weighted        Range
                                  Value      Value     Average    Low   High      Value       Value    Average    Low      High
FHLB advances, due at various
  dates through 1999           $1,321,500  $1,322,230    5.83    5.67   8.70   $1,104,200  $1,102,783    5.51%    4.70%    8.70%
Other borrowings:
  Short-term:
    Securities sold under
      agreements to repurchase,
      secured, due in 1998     $  310,825  $  310,825    5.76    5.72   5.95   $  418,789  $  418,150    5.40     5.18     5.63
    Federal Funds purchased             -           -       -       -      -      149,466     149,465    6.39     6.00     7.00
                                  310,825     310,825                             568,255     567,615
  Long-term:
    Senior notes, due in 2000      56,838      60,375   10.00       -      -       56,532      62,010   10.00        -        -
    Housing bond borrowings
      secured, due in 1998,
      2006 and 2010                45,892      45,892    3.73    3.45   3.85       18,734      17,919    3.96     3.55     4.00
                                  102,730     106,267                              75,266      79,929
                               $  413,555  $  417,092                          $  643,521  $  647,544


     The composition of assets pledged as security for collateralized FHLB and other borrowings was as set forth in the table below as of the indicated dates.


                                                     December 31,
                                                  1997           1996
                                                     (In thousands)

Loans receivable                              $ 3,098,215    $ 2,010,861
MBS                                               981,617      1,475,656
FHLB stock                                        101,120         90,882
                                              $ 4,180,952    $ 3,577,399

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

     The carrying value of principal maturities of FHLB advances and other borrowings at December 31, 1997, was as follows for the years indicated.


                                       FHLB          Other
                                     Advances      Borrowings           Total
                                                 (In thousands)
Year Ending December 31,
     1998                        1,296,500           310,825          1,607,325
     1999                           25,000                 -             25,000
     2000                                -            56,838             56,838
     2001                                -                 -                  -
     2002                                -                 -                  -
     Thereafter                          -            45,892             45,892
                                $1,321,500        $  413,555         $1,735,055

     Securities sold under agreements to repurchase (commonly referred to as reverse repurchase agreements) totaled $310.8 million and $418.8 million at December 31, 1997 and 1996, respectively. During the term of the reverse repurchase agreements, the underlying securities were not under Coast's control, but, rather, the control of a primary securities dealer. The weighted average interest rate of reverse repurchase agreements was 5.76% at December 31, 1997. Average balances of reverse repurchase agreements were $394.3 million and $650.7 million during the years ended December 31, 1997 and 1996, respectively, and the maximum amount outstanding at any month end during the years ended December 31, 1997 and 1996 was $765.5 million and $959.9 million, respectively.

     Reverse repurchase agreements were secured by MBS with a carrying value of $324.9 million and $431.1 million (included in the table above) at December 31, 1997 and 1996, respectively. These MBS had a fair value of $331.5 million and $438.1 million at December 31, 1997 and 1996, respectively.

     The following table describes the Company's Senior Notes and Coast's Capital Notes as of December 31, 1997.


                      Carrying     Fair      Interest                  Amount
  Description           Value      Value       Rate      Date due      Issued      Date Issued
                               (In millions)                        (In millions)
Senior Notes (1)        56.8       60.4        10%    Mar. 01, 2000     57.5        Apr. 1993

Capital Notes (2)       56.2       60.7        13     Dec. 31, 2002     57.5        Dec. 1992
                       113.0      121.1

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

     (1) Interest is payable semiannually on April 1 and October 1. The Senior Notes are redeemable at any time after April 1, 1998 at the option of the Company as a whole or from time to time in part, at the redemption price plus accrued interest to the redemption date.

     (2) Interest is payable quarterly on March 31, June 30, September 30 and December 31. The Capital Notes are redeemable by Coast in whole or in part at any time after December 31, 1997 at the redemption price plus accrued interest to the redemption date.

     The combined weighted average interest rate of FHLB advances, other borrowings, Capital Notes and Senior Notes, was 6.12% and 5.91% at December 31, 1997 and 1996, respectively.

     At December 31, 1997 and 1996, the Company had accrued interest payable on FHLB advances, other borrowings, Capital Notes and Senior Notes of $7.5 million and $7.4 million, respectively, which is included in other liabilities in the accompanying consolidated statement of financial condition.

     A tabulation of interest expense on borrowings for the periods indicated follows.


                                           Year Ended December 31,
                                         1997        1996      1995
                                                (In thousands)

FHLB advances                          $ 68,036   $ 42,052  $ 56,632
Short-term borrowings                    32,679     46,348    59,677
Long-term borrowings                     15,330     14,486    14,926
                                       $116,045   $102,886  $131,235

     Other potential sources of funds available to Coast include a line of credit with the FHLB of San Francisco and direct access to borrowings from the Federal Reserve System. At December 31, 1997, FHLB advances were $1.32 billion, and the amount of additional credit available from the FHLB was $1.48 billion.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

(9)  INCOME AND OTHER TAXES

     The following table summarizes the elements of income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995.


                           Federal           State           Total
                                         (In thousands)

     1997:
       Current          $      651        $     875       $    1,526
       Deferred             18,791            5,606           24,397

                        $   19,442        $   6,481       $   25,923
     1996:
       Current          $       --        $      --       $       --
       Deferred            (17,689)          (3,796)         (21,485)

                        $  (17,689)       $  (3,796)      $  (21,485)

     1995
       Current          $       --        $      --       $       --
       Deferred             15,767            3,068           18,835

                        $   15,767        $   3,068       $   18,835

     Deferred tax assets are initially recognized for net operating loss and tax credit carryforwards and differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible amounts. A valuation allowance is then established to reduce that deferred tax asset to the level at which it is "more likely than not" that the tax benefits will be realized. A taxpayer's ability to realize the tax benefits of deductible temporary differences and operating loss or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (i) taxable income in the current year or prior years that is available through carryback, (ii) future taxable income that will result from the reversal of existing taxable temporary differences, and (iii) future taxable income generated by future operations.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

     A reconciliation from expected federal income tax expense (benefit) to consolidated effective income tax expense (benefit) for the periods indicated follows.


                                                                                 Year Ended December 31,
                                                                         1997             1996              1995
                                                                                 (Dollars in thousands)
Statutory federal income tax rate                                             35%              35%              35%

Expected federal income tax expense (benefit)                          $  29,103        $  (3,727)        $ 18,073
Increases (reductions) in income taxes resulting from:
  State tax expense (benefit), net of federal income
    tax effect                                                             5,633             (259)           3,502
  Basis in stock of subsidiary                                                --               --           (1,732)
  Reduction of liabilities from prior years                               (9,000)         (17,620)            (916)
  Increase in base year reserve amount                                        --               --             (519)
  Amortization of goodwill                                                   369              382              427
  Other                                                                     (182)            (261)              --


                                                                       $  25,923        $ (21,485)        $ 18,835


In 1996 and again in 1997, Coast performed a comprehensive review of its overall tax position and future tax planning strategies resulting in the recognition of a $17.6 million tax benefit in the year ended December 31, 1996 and $9.0 million in the year ended December 31, 1997. The results of recent audits by taxing authorities were considered in this review. The primary cause of the lower effective tax rate for 1995 was the sale of CBCC, previously a subsidiary of Coast. The effective tax rate on this transaction was lower than the statutory rate due to a difference in the book and tax bases of Coast's investment in CBCC.

     On August 20, 1996, the President signed the Small Business Job Protection Act (the "Act") into law. The Act repeals the reserve method of accounting for bad debts for savings institutions, effective for taxable years beginning after 1995. Coast, therefore, is required to use the specific charge-off method on its 1996 and subsequent federal income tax returns. Prior to 1996, savings institutions that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed to deduct, within limitations, a bad debt deduction computed as a percentage of taxable income before such deduction. The deduction percentage was 8% for the year ended December 31, 1995. Alternatively, a qualified savings institution could have computed its bad debt deduction based upon its actual loan loss experience (the "Experience Method"). Coast computed its bad debt deduction utilizing the Experience Method in 1995.

     Due to the increase in the amount of qualifying loans for tax purposes at December 31, 1995, as compared to December 31, 1987, the amount of the bad debt deduction was restored by $1.5 million.

     Under the Act, Coast will be required to recapture its "applicable excess reserves," which are its federal tax bad debt reserves at the end of 1987, reduced proportionately for reductions in the Coast's loan portfolio since that date (the "base year reserves"). Coast will include one-sixth of its applicable excess reserves in taxable income in each year from 1996 through 2001. As of December 31, 1995, Coast had approximately $6.0 million of applicable excess reserves and has fully provided for the tax related to this recapture. The base year reserves will continue to be subject to recapture. At December 31, 1997, the

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES amount of those reserves was approximately $103 million. Circumstances that would require an accrual of a portion of or all of this unrecorded tax liability are a significant reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a savings institution, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of Coast's stock.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                                                       December 31,
                                                                          1997             1996             1995
                                                                                      (In thousands)
Deferred tax assets:
  Loan loss allowances deferred for tax purposes                        $  60,669        $ 59,662         $ 41,632
  Net operating loss carryforwards                                         11,689          23,839           19,597
  Tax credit carryforwards                                                  7,324           6,095            5,942
  Deferred compensation not yet deducted for tax purposes                   3,338           2,837            3,352
  Branch sale gains recognized for tax purposes and
    amortized for financial statement purposes                                939           1,241            1,387
  Interest income on nonaccrual loans for book purposes,
    recognized for tax purposes                                               504             897            3,032
  Loan discounts arising from acquisitions                                    255             442              541
  Securities marked to market for tax purposes only                           341              --            1,246
  Other                                                                       139             231              608

    Total deferred tax assets                                              85,198          95,244           77,337

Deferred tax liabilities:
  FHLB stock dividends deferred for tax purposes                           19,847          20,471           18,267
  Loan fees and origination costs capitalized for
    financial statement purposes only                                      15,251          10,043            7,038
  Mortgage Servicing Rights, not recognized for
    tax purposes                                                            7,129           9,585            5,097
  Guaranteed payments recognized when received for
    tax purposes                                                              983           3,046            8,278
  Securities marked to market for financial statement
    purposes only                                                           2,282           2,275            4,082
  Depreciation for tax purposes in excess of such
    amount for financial statement purposes                                 2,130           2,213            3,939
  Securities marked to market for tax purposes only                            --             464               --

    Total deferred tax liabilities                                         47,622          48,097           46,701

      Net deferred tax asset                                            $  37,576        $ 47,147         $ 30,636

     At December 31, 1997, the Company had net operating loss carryforwards ("NOLs") for federal income tax purposes of $31.8 million which are available to offset future federal taxable income through 2011. The Company also had alternative minimum tax credit carryforwards of approximately $5.4 million as of December 31, 1997, which are available to reduce future regular federal income taxes, if any, over an indefinite period. Based upon the projections for future taxable income over the periods which the deferred tax assets are deductible, management believes that it is more likely than not the Company will realize the benefits of these deductible differences.

     The Company's tax returns have been audited by the Internal Revenue Service through December 31, 1993, and by the California Franchise Tax Board through December 31, 1990. The Franchise Tax Board is currently examining the years 1991

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES through 1993. The Internal Revenue Service is currently examining the Company's returns for the years 1994 through 1996. The Company does not anticipate that the examinations will result in any material adverse effect on its financial condition or results of operations.

(10) STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

     The Company's ability to pay cash dividends primarily depends upon cash dividends it receives from Coast, and is also subject to limitation based on liquidity and other factors set forth in the indenture relating to outstanding debt securities of the Company. Based on the level of liquid assets maintained by the Company as of December 31, 1997, and the aforementioned indenture restrictions, the Company had approximately $1.7 million available for distribution at December 31, 1997. Coast's ability to pay cash dividends to the Company is subject to limitations contained in applicable federal regulations and to additional limitations based on earnings and other factors set forth in an indenture relating to outstanding debt securities of Coast. Under the most restrictive of these limitations, Coast had approximately $128.8 million available for distribution at December 31, 1997. In addition, payment of dividends in excess of Coast's accumulated earnings and profits as calculated for tax purposes (approximately $126 million at December 31, 1996) would have significant negative tax consequences to Coast.

     Earnings per share of common stock are based upon the weighted average number of common shares, which include common stock, dilutive common stock equivalent shares ("CSEs") and other potentially dilutive securities, outstanding during each period.

     The calculations of earnings per share of common stock are as follows for the periods indicated.


                                                                  Year Ended December 31,
                                                   1997                      1996                    1995
                                            Basic       Diluted       Basic      Diluted      Basic       Diluted
                                                          (In thousands except per share amounts)
Net earnings (loss) applicable to
  common stock, dilutive CSEs
  and securities                          $ 57,227    $   57,227   $  10,836   $   10,836   $  32,802   $   32,802
Weighted average common shares
  outstanding                               18,672        18,672      18,584       18,584      18,511       18,511
Dilutive CSEs from stock options                --           596          --          347          --          320

Weighted average shares                     18,672        19,268      18,584       18,931      18,511       18,831

    Net earnings (loss) per share
      of common stock                        $3.06         $2.97        $.58         $.57       $1.77        $1.74

     On August 23, 1989, the Company's Board of Directors adopted a stockholder rights plan (the "Rights Plan") pursuant to which the Company distributed one Right (collectively, the "Rights") for each outstanding share of common stock. Each Right will entitle the holder (other than certain persons who have acquired, or have obtained the right to acquire, the beneficial ownership of at least 25% of the common stock ("Control Persons") and certain related persons or entities) to purchase one one-hundredth of a share of a newly issued series of preferred stock at an exercise price of $50 (the "Rights Exercise Price"), subject to

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES certain adjustments. Each one one-hundredth of a share of preferred stock is designed to have a value approximately equal to the value of one share of common stock. If any person becomes the beneficial owner of 15% or more of the outstanding common stock without complying with a specified procedure designed to provide fair treatment to all holders of the common stock, then holders of Rights not previously exercised or redeemed by the Company (other than Rights held by Control Persons and certain related persons or entities) will be entitled upon payment of the Rights Exercise Price to receive common stock having a fair market value equal to two times the Rights Exercise Price. If the Company is merged into another corporation or 50% or more of the Company's assets are sold, each previously unexercised Right will entitle the holder (other than a Control Person and certain related persons or entities) upon payment of the Rights Exercise Price to purchase common stock of the acquiring corporation or corporations or certain related corporations having a market value equal to two times the Rights Exercise Price. A majority of the independent directors of the Company may authorize the redemption of the Rights in whole at a price of $.01 per Right at any time before the tenth business day following the date of public announcement that any person has become a Control Person.

(11) REGULATORY CAPITAL

     The Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA") and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institutions subject to OTS supervision. Coast must follow specific capital guidelines established by the OTS which involve quantitative measures of Coast's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At December 31, 1997, Coast's regulatory capital requirements were:

o Tangible and core capital of 1.5 percent and 3 percent, respectively, consisting principally of stockholders' equity, but excluding most intangible assets such as goodwill and any net unrealized holding gains or losses on debt securities available for sale.

o Risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and, subject to certain limitations, the portion of the GVA related to loans receivable, equal to 8 percent of the value of risk-weighted assets.

     At December 31, 1997 and 1996, Coast was classified as "well capitalized" under the prompt corrective action ("PCA") regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). To be categorized as "well capitalized", Coast must maintain minimum core capital Tier 1 risk-based capital and risk-based capital ratios as set forth in the table below. Coast's capital amounts and classifications are subject to review by federal regulators. There are no conditions or events since December 31, 1997, that management believes have changed Coast's PCA category.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

     The following table summarizes Coast's actual and required regulatory capital as of December 31, 1997 and 1996:


                                                                              Tier 1
                                                  Tangible        Core      Risk-based   Risk-based
                                                   Capital       Capital      Capital     Capital
                                                                  (Dollars in thousands)
DECEMBER 31, 1997 Actual capital:
  Amount                                        $  526,112   $   526,112    $  526,112   $  648,260
  Ratio                                               5.96%         5.96%         9.98%       12.30%
Minimum required capital:
  Amount                                        $  132,371   $   264,743           N/A   $  421,575
  Ratio                                               1.50%         3.00%          N/A         8.00%
Minimum PCA well-capitalized capital:
  Amount                                               N/A   $   441,238    $  316,181   $  525,992
  Ratio                                                N/A          5.00%         6.00%       10.00%

DECEMBER 31, 1996 Actual capital:
  Amount                                        $  460,621   $   460,621    $  460,621   $  584,201
  Ratio                                               5.33%         5.33%         8.57%       10.87%
Minimum required capital:
  Amount                                        $  129,727   $   259,454           N/A   $  430,094
  Ratio                                               1.50%         3.00%          N/A         8.00%
Minimum PCA well-capitalized capital:
  Amount                                               N/A   $   432,424    $  322,571   $  536,467
  Ratio                                                N/A          5.00%         6.00%       10.00%


                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

(12) PENSION AND STOCK OPTION PLANS

     The Company sponsors a pension plan covering substantially all of its employees. The benefits are based upon an employee's length of service and the employee's average compensation during the five consecutive years of the last 10 years in which the greatest compensation was paid to the employee.

     The following table sets forth the status of funding of Coast's pension plan at December 31, 1997 and 1996, and related amounts appearing in Coast's consolidated financial statements at or for the years then ended.

                                                     At or for the Year Ended
                                                           December 31,
                                                        1997          1996
                                                          (In thousands)
Actuarial present value of benefit obligations:
    Vested                                            $   48,179   $  41,102
    Non-vested                                             1,629       1,656
        Accumulated benefit obligations               $   49,808   $  42,758
Pension plan assets at fair value (primarily
    listed stocks, U.S. government obligations,
    corporate obligations and Coast deposits)         $   58,327   $  51,693
Projected benefit obligations for service
    rendered to date                                     (56,396)    (48,243)
Pension plan assets in excess of projected
    benefit obligation                                     1,931       3,450
Activity not recognized in net pension plan
    cost:
    Net gain                                              (7,193)     (6,720)
    Unrecognized prior service cost                        1,460       1,727
        Net asset at December 31, 1985, being
               amortized over 15 years                      (905)     (1,206)
            Accrued pension plan costs                $   (4,707)  $  (2,749)

Net pension plan cost:
    Interest on projected benefit obligations         $    3,527   $   3,300
    Service costs                                          2,208       1,888
    Return on pension plan assets                         (9,354)     (7,174)
    Amortization and deferral, net                         5,577       3,584
                                                      $    1,958   $   1,598

     For the years  ended  December  31,  1997 and 1996,  the  weighted  average discount rates used in determining the actuarial present value of the accumulated and projected benefit obligations were 6.75% and 7.50%, respectively. The rate of increase in future compensation was projected to be 3.50% and 4.00% for the years ended December 31, 1997 and 1996, respectively. The expected long-term rate of return on assets was 9% for the years ended December 31, 1997 and 1996. Total pension plan expenses were $3.9 million, $4.1 million and $2.5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

     Effective January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits a company to account for stock options granted under either the fair-value-based or the intrinsic-value-based (as described in Accounting Principles Bulletin Opinion No. 25) method of accounting; however, if the company elects to account for options granted under the intrinsic-value-based method, it must make certain disclosures with respect thereto. The Company has elected to account for stock options granted under the intrinsic-value-based method of accounting.

     In the second quarter of 1996, the stockholders of the Company approved the 1996 Coast Savings Financial, Inc. Equity Incentive Plan (the "1996 Plan"), under which the Company could award options to purchase up to 929,196 shares of its common stock, at exercise prices equal to the market price of the stock on the date the stock options were awarded, and with lives of up to ten years. The following table contains certain information with respect to the stock options granted in 1997 and 1996 under the 1996 Plan.


                Options Granted During 1997 and 1996                         Assumptions Used in Determining Options' Values
                                                                                                            Expected   Calculated
       Grant           Amount  Exercise     Vesting                   Expected   Risk-Free     Expected     Dividend    Value of
        Date          Granted   Price         Date          Term       Term(1)    Rate(2)    Volatility(3)   Rate(4)   Each Option
June 25, 1997            7,500  $45.75   Immediately       10 years   10 years      6.4%          55%          0%        $34
April 24, 1996          40,000   31.00   April 24, 1997    10 years    8 years      6.4           53           0          21
May 23, 1996           817,500   33.00   Immediately       10 years    8 years      6.7           52           0          20
June 26, 1996            5,000   31.75   June 26, 1997     10 years   10 years      6.9           55           0          26
December 4, 1996         2,500   35.00   Immediately       10 years   10 years      6.1           55           0          25

-----------------------
(1) The expected term of the options is based on the Company's historical experience with its outstanding options.

(2) The risk-free rate is the market rate for U.S. Government securities with the same maturity as the options, determined as of the date the options were granted.

(3)  The volatility of the Company's stock is based on historical information.

(4) There is no dividend rate assumed, as the Company has not paid a dividend since 1990, nor does it anticipate declaring a dividend in the foreseeable future.

     If the Company had accounted for the effects of the issuance of the stock options utilizing the fair-value-based method of accounting, after-tax earnings for the year ended December 31, 1997 and 1996 would have been $57.1 million and $.7 million, respectively, or $2.96 and $.03 per share of common stock on a diluted basis, respectively. It is not likely that the pro forma effects of the options issued during 1997 are representative of the effects, if any, of any awards of stock options that could be issued by the Company in the future.

     Pursuant to the 1985 Stock Option and Stock Appreciation Rights Plan (the "1985 Plan") which had an approved term of ten years stock options having lives of up to ten years were granted which give the owner of the options the right to purchase shares of the Company's common stock at a price equal to their fair market value.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

     The table below reflects, for the periods indicated, the activity in the Company's stock options issued under both the 1985 and the 1996 Plans.


                                                       At or for the Year Ended
                                                             December 31,
                                                  1997           1996          1995
Balance at beginning of period                  1,691,143       832,943      968,406
Granted                                             7,500       865,000           --
Canceled or expired                                    --        (5,000)     (10,000)
Exercised                                        (836,214)       (1,800)    (125,463)

Balance at end of period                          862,429     1,691,143      832,943

Options exercisable                               862,429     1,646,143      832,943
Shares available for grant                         56,646        64,146       98,346

Weighted average option price per share:
  Under option                                     $22.93        $21.01        $8.71
  Exercisable                                       22.93         20.74         8.71
  Exercised                                         19.25         11.12         7.92


     The following table summarizes information with respect to the Company's stock options outstanding as of December 31, 1997.


                                     Options Outstanding                                 Options Exercisable

   Range of           Number          Weighted-Average                               Number
   Exercise         Outstanding          Remaining         Weighted-Average       Outstanding        Weighted-Average
    Prices       at Dec. 31, 1997     Contractual Life      Exercise Price      at Dec. 31, 1997      Exercise Price
$ 2 to  5             55,250              3.2 years            $ 3.25                55,250               $ 3.25
$ 5 to 10             76,095              2.5 years              6.76                76,095                 6.76
$10 to 15            256,609              5.2 years             13.48               256,609                13.48
$30 to 35            471,475              8.3 years             32.85               471,475                32.85
$45 to 50              3,000              9.5 years             47.75                 2,000                47.75


     Pursuant to the 1985 Plan, stock appreciation rights ("SARs") having lives of up to ten years were granted which give the owners of the SARs the right, upon exercise of the SARs, to receive an amount equal to the excess of the fair market value of the Company's common stock over the price assigned to the SARs. The Company recorded expenses for SARs totaling $14.7 million, $1.2 million and $1.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. The table below reflects SARs activity for the periods indicated.


                                                                 Year Ended December 31,
                                                1997                      1996                      1995

                                          SARs        Average        SARs        Average       SARs        Average
                                       Outstanding     Price     Outstanding      Price    Outstanding      Price
Balance at beginning of period            180,707     $11.25         180,707     $11.25        181,907     $11.25
Canceled or expired                            --         --              --         --             --         --
Exercised                                 (50,256)     11.28              --         --         (1,200)     11.28

Balance at end of period                  130,451      11.24         180,707      11.25        180,707      11.25


                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

(13) OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     Coast is a party to off-balance sheet financial instruments containing certain types of risk in the normal course of business in order to meet the borrowing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit in the form of loans or through letters of credit, Swaps and Caps. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the dollar amount of liability set forth in the accompanying consolidated statement of financial condition. The contractual or notational amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     At December 31, 1997, Coast had letters of credit outstanding aggregating $355.8 million which are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in these letters of credit is essentially the same as that involved in making real estate loans. Coast's letters of credit generally expire from one to twelve years after the date of issuance. The outstanding letters of credit were issued in connection with real estate development activities. The letters of credit were collateralized by $24.8 million of Coast's MBS and $336.9 million of FHLB of San Francisco letters of credit (which letters of credit were in turn collateralized by $361.8 million of Coast's loans and securities) at December 31, 1997. Coast receives periodic fees for providing the letters of credit supporting the housing revenue bonds represented by the positive difference, if any, between the rates of interest paid to the bondholders and the rates of interest received from the owners of the various projects. The rates of interest on the tax-exempt housing revenue bonds are reset each week. In the event the rates of interest on the bonds were to exceed the rates of interest on the respective notes, Coast would pay the difference and would not, therefore, receive the periodic fee income described above. These letters of credit fees amounted to none, $2.4 million and $5.9 million, in 1997, 1996 and 1995, respectively, and are included in other noninterest income in the accompanying consolidated statement of operations.

     Commitments to originate mortgage loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. At December 31, 1997, Coast had $216.5 million of such commitments outstanding, the majority of which were to fund adjustable rate mortgages on single family residences. Commitments generally have fixed expiration dates or other termination clauses, and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The fair value of commitments to originate mortgage loans was $1.9 million as of December 31, 1997.

     At December 31, 1997, Coast had $80.8 million of approved undisbursed overdraft lines of credit associated with retail checking accounts. Since the majority of the undisbursed amount is not expected to be drawn upon, the total undisbursed amount does not necessarily represent future credit exposure.

     Loans sold with recourse are loans for which the purchaser has partial or full recourse against Coast if any borrower should fail to perform on a loan. See Note 17 for further discussion of loans sold with recourse.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

     Coast has at times utilized off-balance sheet financial instruments in order to reduce its own exposure to fluctuations in interest rates. These financial instruments include Swaps and Caps, both of which are considered derivative financial instruments held for purposes other than trading. Swaps generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional principal amounts. At December 31, 1996, Coast had no remaining Swaps, nor were any Swaps entered into during 1997.

     The net effect of the Swaps, exclusive of interest on the related deposits, was to record $38 thousand of interest income in 1996 and $.8 million of interest expense during 1995, which is included in interest expense on deposits in the accompanying consolidated statement of operations.

     The following table summarizes the allocation of the GVA attributable to Coast's off-balance sheet items for the periods indicated.


                                                   Year Ended December 31,
                                              1997          1996         1995
                                                        (In millions)


Balance at beginning of period               $   9        $   17        $   8
Additions charged to operations                 --            11           --
Losses charged                                  --           (19)          --
Reallocation from loan-related assets           --            --            9

Balance at end of period                     $   9        $    9        $  17


     At December 31, 1997, $5 million of the GVA attributable to off-balance sheet activity related to Coast's letters of credit and $4 million related to loans sold with recourse. While based on currently available information, Coast believes it has adequately provided for losses which might emanate from these sources, deterioration of economic conditions or other circumstances could result in the need for additional allowances.

(14) CONTINGENT LIABILITIES

     There are various actions pending against Coast or the Company but, in the opinion of management, the probable liability resulting from such suits is unlikely, individually or in the aggregate, to have a material effect on Coast.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

(15) PARENT COMPANY FINANCIAL INFORMATION

     This information should be read in conjunction with the other Notes to Consolidated Financial Statements.

                        STATEMENT OF FINANCIAL CONDITION

                                                       December 31,
                                                1997                 1996
                                                      (In thousands)

ASSETS
Cash                                          $     26            $     42
Short term investments                           6,729               4,795
Mortgage-backed securities ("MBS")
  available for sale                             6,450               7,847
Accounts receivable and other assets            16,498                 325
Investment in subsidiary                       538,930             469,682
                                              $568,633            $482,691
LIABILITIES AND STOCKHOLDERS' EQUITY
Senior Notes                                  $ 56,838            $ 56,532
Other liabilities                                1,552               1,628
                                                58,390              58,160
Stockholders' equity:
  Common stock                                     194                 186
  Additional paid-in capital                   293,423             265,055
  Unrealized gain on securities
    available for sale                           2,887               2,778
  Retained earnings                            213,739             156,512
    Total stockholders' equity                 510,243             424,531
                                              $568,633            $482,691



                             STATEMENT OF OPERATIONS

                                                Year Ended December 31,
                                            1997       1996        1995
                                                    (In thousands)

Dividends received from subsidiary       $ 6,000     $ 6,000     $ 6,000
Interest Income:
  MBS                                        397         485         560
  Investment securities                      342         216         291
                                             739         701         851
Equity in undistributed net earnings
  of subsidiary                           54,550       7,918      30,038
Interest expense on borrowings            (6,096)     (6,105)     (6,105)
General and administrative expense          (345)        (68)       (140)
Income tax benefit                         2,379       2,390       2,158
  Net earnings                           $57,227     $10,836     $32,802

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

                             STATEMENT OF CASH FLOWS


                                                                                Year Ended December 31,
                                                                          1997            1996            1995
                                                                                     (In thousands)
Cash flows from operating activities:
  Net earnings                                                         $   57,227       $  10,836       $  32,802
  Adjustments to reconcile net earnings
    to net cash provided (used) by operations:
    Amortization of premiums and discounts                                    343             345             346
    Net (increase) decrease in accounts receivable                        (16,254)            116            (119)
    Deferred income tax benefit                                            (2,379)         (2,390)         (2,158)
    Equity in net earnings of subsidiary                                  (54,550)         (7,918)        (30,038)
    Other                                                                 (12,296)             48            (864)
      Total adjustments                                                   (85,136)         (9,799)        (32,833)
      Net cash provided (used) by operating activities                    (27,909)          1,037             (31)
  Cash flows from investing activities
    Principal repayments on MBS available for sale                          1,451           1,344           1,043
    Equity investment in subsidiary                                            --              --          (3,000)
      Net cash provided (used) by investing activities                      1,451           1,344          (1,957)
  Cash flows from financing activities:
    Common stock options exercised                                         28,376              37           1,858
      Net cash provided by financing activities                            28,376              37           1,858
        Net increase (decrease) in cash and cash
          equivalents                                                       1,918           2,418            (130)
Cash and cash equivalents at beginning of year                              4,837           2,419           2,549

Cash and cash equivalents at end of year                               $    6,755       $   4,837       $   2,419

Supplemental schedule of noncash investing activities:
  Unrealized gain (loss) on securities available
    for sale, net of taxes                                             $      109       $  (3,776)      $   7,560


                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

(16) MORTGAGE BANKING ACTIVITIES

     In recent years, the primary reasons Coast has sold mortgage loans have been to reduce asset size or constrain asset growth and to liquidate newly originated fixed rate product. The following table represents components of the Company's mortgage banking activities for each of the periods indicated.


                                                          Year Ended December 31,
                                                    1997          1996         1995
                                                              (In thousands)
Loans receivable held for sale:
   Loans originated, net of refinances            $126,061     $150,151     $146,024
   Sale of loans                                    44,658      105,329       44,197
   Gain (loss) on sales                                257         (304)         403
   Balance at end of period, at the lower of        71,148      106,122      221,032
      amortized historical cost or fair value

MBS available for sale:
   Sale of MBS                                           -            -       35,335
   Gain (loss) on sales                                  -            -         (287)
   Balance at end of period, at fair value         282,104      312,002      354,398

Loans serviced for others                        2,721,590    3,067,843    3,416,880
Loan servicing fee income                            7,975        8,847        9,829


     The following table summarizes the activity in the capitalized Excess Mortgage Servicing Rights, which are included in interest receivable and other assets in the accompanying consolidated statement of financial condition, for the periods indicated.


                                              Year Ended December 31,
                                         1997         1996       1995
                                                  (In thousands)
Balance at beginning of period        $ 31,677     $ 33,572    $ 38,849
Additions                                  692        2,776         284
Amortization                            (3,856)      (4,229)     (5,021)
Adjustments due to prepayments
     exceeding expected levels            (172)        (442)       (540)

Balance at end of period              $ 28,341     $ 31,677    $ 33,572

     There were no Mortgage Servicing rights capitalized during 1997.

     During the year ended December 31, 1997, Coast sold $54.5 million of commercial and multifamily loans with limited recourse expiring November 3, 1998. During the years ended December 31, 1996 and 1995, Coast did not sell loans with recourse or subordination. At December 31, 1997, 1996 and 1995, the principal balances of loans sold with recourse or subordination totaled $307.0 million, $359.4 million and $398.5 million, respectively, and the amount of recourse or

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES subordination against Coast totaled $104.5 million, $73.8 million and $78.5 million, respectively. Losses on loans sold with recourse or subordination totaled $1.3 million, $1.9 million and $4.4 million in 1997, 1996 and 1995, respectively.

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and fair values of the Company's financial instruments at the dates indicated. For further detail of fair value information, see the notes referenced in the table. See Note 1 to the Consolidated Financial Statements for a discussion of the accounting policies followed in determining fair value information.


                                                                                December 31,
                                                                        1997                             1996

                                                             Carrying          Fair           Carrying          Fair
                                                               Value           Value            Value           Value
ASSETS
Cash and due from banks (Note 2)                           $   142,811     $   142,811      $   138,861     $   138,861
Federal funds sold and other short term
     investments (Note 2)                                      135,729         135,729          198,795         198,795
Investment securities (Note 2)                                  48,127          48,268           35,833          35,980
Loans receivable, net (Note 3)                               5,875,496       5,967,809        5,749,985       5,830,989
Loans receivable held for sale (Note 3)                         71,148          73,307          106,122         109,566
MBS (Note 4)                                                 1,898,230       1,922,282        1,731,268       1,740,075
MBS available for sale (Note 4)                                282,104         282,104          312,002         312,002
FHLB stock (Note 2)                                            101,120         101,120           90,882          90,882

LIABILITIES
Deposits (Note 7)                                           (6,418,194)     (6,424,926)      (6,356,448)     (6,336,186)
FHLB advances (Note 8)                                      (1,321,500)     (1,322,230)      (1,104,200)     (1,102,783)
Other borrowings (Note 8)                                     (413,555)       (417,092)        (643,521)       (647,544)
Capital Notes (Note 8)                                         (56,248)        (60,703)         (55,997)        (64,113)

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS (NOTE 13)
Swaps                                                                -               -                -               -
Caps                                                                 -               -                -               -
Commitments to originate mortgage loans                              -           1,946                -           2,252
Letters of credit                                                    -          (5,000)               -         (5,000)
Loans sold with recourse                                             -          (4,000)               -         (4,000)



(18) SUBSEQUENT EVENT

     On January 2, 1998, Coast redeemed the 13% Capital Notes described in Note 8 for their face value of $57.5 million plus an early redemption premium of $3.2 million.

                 COAST SAVINGS FINANCIAL, INC. AND SUBSIDIARIES

(19) ACQUISITION

     On October 6, 1997, H. F. Ahmanson & Company ("Ahmanson"), the parent company of Home Savings of America, FSB, and the Company jointly announced the signing of a definitive agreement for Ahmanson to acquire the Company. Under the terms of the agreement, the Company's stockholders will receive, on a one-for-one basis, in a tax-free exchange, 0.8082 shares of Ahmanson common stock for each share of the Company's common stock owned. In addition, the Company's stockholders will receive tradable certificates representing the right to receive an amount equal to 100 percent of any after-tax proceeds (net of expenses) from the Company's pending "goodwill" litigation against the U.S. government on the same one-for-one basis. On February 12, 1998, the Company received shareholder and regulatory approval for the acquisition. It is expected that the acquisition will be completed on February 13, 1998.